Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months ended June 30,
	2004	2003
Numerator:
Net income available to common shareholders	$13,479	$27,349
Less adjustment for earnings and gains from discontinued operations, net	—	(13,740)

Numerator for basic and diluted earnings per share from continuing Operations	$13,479	$13,609

Denominator:
Denominator for basic earnings per share—weighted average shares	50,130	46,100
Effect of dilutive securities:
Stock options	430	360

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	50,560	46,460

Basic earnings per share from continuing operations	$0.27	$0.29
Basic earnings per share from discontinued operations	—	0.30

Basic earnings per share	$0.27	$0.59

Diluted earnings per share from continuing operations	$0.27	$0.29
Diluted earnings per share from discontinued operations	—	0.30

Diluted earnings per share	$0.27	$0.59

Exhibit 11

(continued)

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Six Months ended June 30,
	2004	2003
Numerator:
Net income available to common shareholders	$26,943	$51,966
Less adjustment for earnings and gains from discontinued operations, net	—	(24,083)

Numerator for basic and diluted earnings per share from continuing operations	$26,943	$27,883

Denominator:
Denominator for basic earnings per share—weighted average shares	50,095	46,025
Effect of dilutive securities:
Stock options	435	290

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	50,530	46,315

Basic earnings per share from continuing operations	$0.54	$0.61
Basic earnings per share from discontinued operations	—	0.52

Basic earnings per share	$0.54	$1.13

Diluted earnings per share from continuing operations	$0.53	$0.60
Diluted earnings per share from discontinued operations	—	0.52

Diluted earnings per share	$0.53	$1.12